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                                                                    EXHIBIT 12.1

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                                PRO FORMA
                                                                                                                   YEAR
                                                                       YEAR ENDED DECEMBER 31,                    ENDED
                                                          --------------------------------------------------   DECEMBER 31,
                                                            1993      1994      1995       1996       1997         1997
                                                          --------   -------   -------   --------   --------   ------------
Earnings:
  Net income (loss) before income taxes.................  $(20,749)  $    39   $(5,658)  $(19,090)  $(6,692)    $(107,788)
  Fixed charges.........................................    15,086    15,252    20,854     40,461    89,325       171,424
                                                          --------   -------   -------   --------   -------     ---------
  Earnings as adjusted(A)...............................  $ (5,663)  $15,291   $15,196   $ 21,371   $82,633     $  63,636
                                                          ========   =======   =======   ========   =======     =========
Fixed Charges:
  Interest expense......................................  $ 13,878   $13,809   $19,199   $ 37,527   $85,017     $ 163,288
  Amortization of deferred financing costs..............       728       712       631      1,113     1,337         3,217
  Rents under leases representative of an interest
    factor(1)...........................................       480       731     1,024      1,821     2,971         4,919
                                                          --------   -------   -------   --------   -------     ---------
Fixed charges as adjusted(B)............................  $ 15,086   $15,252   $20,854   $ 40,461   $89,325     $ 171,424
                                                          ========   =======   =======   ========   =======     =========
Ratio of earnings to fixed charges (A) divided by (B)...        --       1.0        --         --        --            --
Deficiency of earnings to fixed charges.................  $ 20,749   $    --   $ 5,658   $ 19,090   $ 6,692     $ 107,788

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(1) Management of CMCLA believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.